Independent Auditors' Consent

To the Board of Directors and Shareholders of The Dreyfus/Laurel Funds Trust

We consent to the use of our reports dated February 4, 1999, with respect to the three Funds listed below of The Dreyfus/Laurel Funds Trust, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors" in the Statement of Additional Information.

Funds:
Dreyfus Premier Core Value Fund
Dreyfus Premier Managed Income Fund
Dreyfus Premier Limited Term High Income Fund

                         /s/ KPMG LLP

April 29, 1999